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400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 24, 2019 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2018.

The Company reported a 108% increase in net income to $685,000 for the three months ended December 31, 2018, compared with net income of $329,000 for the three months ended December 31, 2017.

Basic and diluted earnings per share doubled to $0.12 for the three months ended December 31, 2018 compared to $0.06 for the three months ended December 31, 2017.

“The earnings momentum we built in 2018 continued in our first quarter of 2019,” stated John Fitzgerald, President and Chief Executive Officer.  “Net income increased 108% during the quarter as a result of the growth in our loan portfolio during the past year and the Federal Reserve rate hikes which helped increase our yield on interest earning assets. The Company also saw a 50% decrease in the recorded tax expense for the three months ended December 31, 2018 compared to the same period last year.  As we look ahead to the rest of 2019, we expect our earnings momentum to continue through smart loan growth and further improvement in our balance sheet.”

Results of Operations

Net income increased $356,000, or 108.2%, during the three-month period ended December 31, 2018 compared with the three-month period ended December 31, 2017, due to higher net interest and dividend income and lower provisions for loans loss, non-interest expenses, and income tax expense. Offsetting these favorable variances was lower non-interest income.

The Company’s net interest and dividend income increased $201,000, or 4.2%, to $5.0 million for the quarter ended December 31, 2018 from $4.8 million for the quarter ended December 31, 2017. A $43.3 million increase in average interest earning assets between the two periods more than offset a 12 basis point decline in the Company’s net interest margin to 3.32% for the quarter ended December 31, 2018 compared to 3.44% for the quarter ended December 31, 2017.

The yield on the Company’s interest-earning assets increased 20 basis points to 4.39% for the three months ended December 31, 2018 from 4.19% for the three months ended December 31, 2017 due to higher average balances of loans receivable, net of allowance for loan losses, which increased $37.0 million between periods and higher yields on loans receivable, which increased 20 basis points to 4.77% for the three months ended December 31, 2018 from 4.57% for the three months ended December 31, 2017. The cost of interest-bearing liabilities increased 42 basis points to 1.36% for the three months ended December 31, 2018 from 0.94% for the three months ended December 31, 2017 due to higher market interest rates.

The rising costs of interest-bearing liabilities outpaced the rising yield on interest-earning assets because the short end of the yield curve, as measured by the Federal Reserve’s Federal Funds rate, increased 2.0% during the past two years while the long end of the yield curve, as measured by the US 10-year Treasury rate, increased only 0.50% during the same time period. This flattening of the yield curve reduced interest rate spreads for the Company as it disproportionately affected the Company’s shorter-term costs of funding compared with its longer-term yields on assets.

Interest and dividend income increased $773,000, or 13.1%, to $6.7 million for the three months ended December 31, 2018 from $5.9 million for the three months ended December 31, 2017. The increase was attributable to higher average balances of interest-earning assets, which increased $43.3 million, or 7.8%, and a higher yield on interest-earning assets, which increased 20 basis points to 4.39% for the quarter ended December 31, 2018 compared with the prior year period.

Interest expense increased $572,000, or 54.2%, to $1.6 million for the three months ended December 31, 2018 from $1.1 million for the three months ended December 31, 2017. The average balance of interest-bearing liabilities increased $30.1 million, or 6.8%, between the two periods, while the cost of such liabilities increased 42 basis points to 1.36% for the quarter ended December 31, 2018 compared with the prior year period. Partially contributing to the higher cost of interest-bearing liabilities was a money market deposit promotion from which the Company will fund its loan growth during the year.

The Company’s provision for loan losses was $201,000 for the three months ended December 31, 2018 compared to $250,000 for the three months ended December 31, 2017. There were no net charge-offs for the three months ended December 31, 2018 compared to net charge-offs of $188,000 for the three months ended December 31, 2017.

Non-interest income decreased $222,000, or 34.3%, to $426,000 during the three months ended December 31, 2018 compared to $648,000 for the three months ended December 31, 2017. The decrease in non-interest income was attributable to lower gains from the sales of assets. Gains from the sales of loans decreased $187,000 while gains on the sale of investment securities decreased $107,000. Offsetting these declines was a $63,000 increase in service charge income, primarily from loan prepayment penalties received during the current period.

Non-interest expenses decreased $44,000, or 1.0%, to $4.3 million during the three months ended December 31, 2018 primarily due to lower other real estate owned (“OREO”) expenses, which decreased $186,000 due to lower valuation allowances on properties between the quarterly periods. Partially offsetting this decrease were higher compensation and employee benefit expenses, which increased $86,000, or 3.6%, and higher legal fees related to the collection and foreclosure of non-performing loans, which increased $61,000, or 26.5%.

The Company recorded tax expense of $280,000 on pre-tax income of $965,000 for the three months ended December 31, 2018, compared to $564,000 on pre-tax income of $893,000 for the three months ended December 31, 2017. The lower income tax expense for the current period resulted from the December 22, 2017 Tax Cuts and Jobs Act (the “Act”). The Act lowered the Company’s Federal tax income tax rate from 34% to 21%. Included in the income tax expense for the three months ended December 31, 2017 was a $306,000 expense for a reduction in the Company’s net deferred tax assets resulting from the impact of the Tax Cuts and Jobs Act. The Company’s effective tax rate for the three months ended December 31, 2018 was 29.0%, which reflected the lower 21% Federal income tax rate as well as a newly enacted 2.5% New Jersey State income tax surcharge effective October 1, 2018 for the Company.

Balance Sheet Comparison

Total assets increased $19.6 million, or 3.1%, to $643.6 million during the three months ended December 31, 2018. The quarterly increase was attributable to higher interest earning deposits with banks and higher loans receivable, net of allowance for loan loss.

Cash and interest earning deposits with banks increased $17.9 million, or 116.6% to $33.3 million at December 31, 2018 from $15.4 million at September 31, 2018 due to net deposit inflows during the three months ended December 31, 2018.

At December 31, 2018, investment securities totaled $56.9 million, reflecting an increase of $794,000, or 1.4%, from September 30, 2018. The Company purchased one mortgage-backed security issued by a U.S. government-sponsored enterprise for $1.6 million during the three months ended December 31, 2018. The Company received payments from mortgage-backed securities totaling $1.2 million and there were no sales during the period. Investment securities at December 31, 2018 consisted of $48.7 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $4.9 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, and $377,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2018.

Total loans receivable increased $1.9 million during the three months ended December 31, 2018 to $514.4 million and were comprised of $223.2 million (43.4%) in commercial real estate loans, $186.3 million (36.2%) in 1-4 family residential mortgage loans, $49.8 million (9.7%) in commercial business loans, $31.3 million (6.1%) in construction loans, $18.5 million (3.6%) in home equity lines of credit, and $5.3 million (1.0%) in other loans. Expansion of the portfolio during the quarter ended December 31, 2018 occurred in commercial real estate loans, which increased $3.8 million, and 1-4 family residential real estate loans (including home equity lines of credit), which increased $1.6 million. Commercial business loans decreased $3.5 million during the quarter.

Total non-performing loans increased by $3.2 million to $4.1 million at December 31, 2018 from $906,000 at September 30, 2018. The increase was primarily due to one $2.9 million construction loan that was in the process of foreclosure at December 31, 2018. The Company believes the loan is well collateralized by real estate based on updated appraisals of properties securing the loan. The ratio of non-performing loans to total loans increased to 0.79% at December 31, 2018 from 0.18% at September 30, 2018.

Included in the non-performing loan totals were five commercial loans totaling $927,000, two residential mortgage loans totaling $176,000, two home equity loans totaling $58,000, and one construction loan totaling $2.9 million.

The allowance for loan loss increased by $202,000 during the three months ended December 31, 2018 to $4,402,000. The increase was attributable to growth in total loans receivable and non-performing loans during the quarter.

The allowance for loan losses as a percentage of non-performing loans decreased to 108.4% at December 31, 2018 from 463.6% at September 30, 2018. Our allowance for loan losses as a percentage of total loans was 0.86% at December 31, 2018 compared with 0.82% at September 30, 2018. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible deterioration of the current economic environment.

Other real estate owned decreased $394,000, or 4.6%, to $8.2 million during the quarter ended December 31, 2018. The decrease was due to one sale totaling $400,000. The Company is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, leasing properties to offset maintenance costs and selling the properties.

Total deposits increased $19.7 million, or 3.7%, to $549.8 million during the three months ended December 31, 2018. The inflow in deposits occurred in money market accounts, which increased $24.2 million, or 14.4%, to $191.5 million and in non-interest checking accounts, which increased $4.6 million, or 4.4%, to $109.3 million. Partially offsetting these increases were savings accounts, which decreased $5.3 million, or 6.5%, to $76.1 million and certificates of deposit (including individual retirement accounts), which decreased $3.7 million, or 2.9%, to $126.6 million.

The Company held $11.8 million in brokered certificates of deposit at December 31, 2018 and $14.8 million at September 30, 2018. A matured $3.0 million brokered certificate of deposit was repaid with retail deposit inflows during the quarter.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase were $34.7 million at December 31, 2018 and $35.5 million at September 30, 2018.

The Company did not repurchase shares of its common stock during the three months ended December 31, 2018. Through December 31, 2018, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,820,746.

The Company’s book value per share increased to $8.99 at December 31, 2018 from $8.82 at September 30, 2018. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2018	2017

Income Statement Data:
Interest and dividend income	$6,661	$5,888
Interest expense	1,628	1,056
Net interest and dividend income	5,033	4,832
Provision for loan losses	201	250
Net interest and dividend income after
provision for loan losses	4,832	4,582
Non-interest income	426	648
Non-interest expense	4,294	4,337
Income before income tax expense	964	893
Income tax expense	279	564
Net income	$685	$329

Per Share Data:
Basic earnings per share	$0.12	$0.06
Diluted earnings per share	$0.12	$0.06
Book value per share, at period end	$8.99	$8.56

Selected Ratios (annualized):
Return on average assets	0.43%	0.22%
Return on average equity	5.26%	2.64%
Net interest margin	3.32%	3.44%

	December 31,	September 30,
	2018	2018
Balance Sheet Data:
Assets	$643,585	$623,968
Loans receivable	514,563	512,630
Allowance for loan losses	4,402	4,200
Investment securities - available for sale, at fair value	22,355	22,469
Investment securities - held to maturity, at cost	34,553	33,645
Deposits	549,786	530,137
Borrowings	34,699	35,524
Shareholders' Equity	52,332	51,362

Asset Quality Data:
Non-performing loans	$4,061	$906
Other real estate owned	8,192	8,586
Total non-performing assets	12,253	9,492
Allowance for loan losses to non-performing loans	108.40%	463.58%
Allowance for loan losses to total loans receivable	0.86%	0.82%
Non-performing loans to total loans receivable	0.79%	0.18%
Non-performing assets to total assets	1.90%	1.52%
Non-performing assets to total equity	23.41%	18.48%